Exhibit 99.1
Global Water Resources Reports First Quarter 2023 Results

PHOENIX, AZ – May 2, 2023 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the first quarter ended March 31, 2023. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Q1 2023 Financial Highlights
•Total revenue increased $3.1 million, or 30.9%, to $13.1 million, which included $2.3 million of unregulated revenues.
•Net income increased $1.6 million, or 177.4%, to $2.5 million, or $0.10 per share.
•Declared three monthly cash dividends of $0.02483 per common share, or $0.29796 per common share on an annualized basis.
Q1 2023 Operational Highlights
•Total active service connections increased 8.7% to 59,809 at March 31, 2023.
•Invested $6.5 million in infrastructure projects to support existing utilities and continued growth.
•Acquired Farmers Water, a water utility with approximately 3,300 connections and 21.5 square miles of service area in Pima County, Arizona.
Management Commentary
“In Q1, we continued to generate top-line growth and increased profitability over the same year-ago period,” commented Global Water Resources president and CEO, Ron Fleming. “Revenues generated by our water, wastewater and recycled water services increased by 8.3% compared to Q1 2022, as the result of both growth in connections and our scheduled increase in rates.
The revenue growth also included a partial quarter contribution from our Farmers Water acquisition, which we completed in February, our largest acquisition since going public on Nasdaq in 2016. We also recognized material Infrastructure Coordination and Financing Agreements (ICFA) fees from our wastewater plant expansion.

“While our service areas have begun to see a slowdown in new housing starts due to the higher interest rates, we anticipate further service connection growth due to the region’s continued rapid population and job growth, which is expected to drive continued expansion in multi-family housing and large scale commercial, recreational, and industrial projects. According to the Office of Economic Opportunity, more than 542,000 new jobs will be created in Arizona by 2031, representing an annualized growth rate of 1.6%, which is more than three times the overall U.S. growth rate.

“According to the Arizona Commerce Authority, $49.7 billion of capital has been invested in Arizona for the years 2020 through 2022, which reflects an increase of 588% over the preceding three years. This has recently included major new manufacturing facility announcements by TSMC, Intel and P&G.
“We believe we remain well positioned within the path of this growth in and around metropolitan Phoenix and Tucson, and we expect these regionally planned service areas to ultimately create hundreds of thousands of new service connections.
Q1 2023 Financial Summary
Revenues
Revenues increased $3.1 million, or 30.9%, to $13.1 million, primarily attributable to infrastructure coordination and financing agreements (IFCA) revenue earned during the quarter that did not occur in 2022. Revenues also increased due to the increase in rates related to Rate Decision No. 78644, and growth in new connections.
Operating Expenses
Operating expenses increased $0.7 million, or 7.9%, to $9.4 million for the first quarter of 2023 compared to $8.7 million for the same period in 2022. The increase was primarily attributable to an increase in depreciation and amortization of $0.3 million in addition to personnel costs and other costs associated with growth.
Other Income/(Expense)
Total other expense increased $0.3 million, or 240.5%, to $0.4 million for the first quarter of 2023 compared to $0.1 million for the same period in 2022. The increase in other expense was related to the $0.6 million decrease in income associated with Buckeye growth premiums, as a result of fewer new meter connections in the area, partially offset by a decrease in interest expense of $0.3 million primarily attributable to an increase in capitalized interest for the first quarter of 2022.
Net Income
Net income increased $1.6 million to $2.5 million, or $0.10 per share, in the first quarter of 2023 compared to $0.9 million, or $0.04 per share, in the same period in 2022. The $1.6 million increase was primarily attributable to the recognition of $2.3 million of ICFA related revenue.
Adjusted EBITDA
Adjusted EBITDA decreased $0.3 million, or 5.7%, to $4.9 million in the first quarter of 2023 compared to $5.2 million in the same period in 2022 (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
Dividend Policy
The company recently declared a monthly cash dividend of $0.02483 per common share (or $0.29796 per share on an annualized basis), which will be payable on May 31, 2023 to holders of record at the close of business on May 17, 2023.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the Arizona Corporation Commission ("ACC"). The company plans to continue to aggregate water and wastewater utilities, enabling the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of March 31, 2023, active service connections increased by 4,797, or 8.7%, to 59,809, compared to 55,012 at March 31, 2022. The increase in active service connections was primarily due to new connections associated with the acquisition of Farmers Water and organic growth in connections.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The trend of positive growth in new connections continued in 2022 and the first three months of 2023. According to the 2020 U.S. Census Data, the Phoenix metropolitan statistical area (MSA) is the 11th largest MSA in the U.S. and had a population of 4.8 million, an increase of 14% over the 4.2 million people reported in the 2010 Census. Metropolitan Phoenix continues to grow due to its comparatively affordable housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040. During the three months ended March 31, 2023, Arizona’s employment rate increased by 3.7%, ranking the state 14th nationally for job growth.
While recent market data indicates a general slowdown in housing for the Phoenix metropolitan area primarily due to inflation and increased interest rates, management believes the company is well-positioned to benefit from the growth expected in the Phoenix metropolitan area due to housing affordability, the availability of lots and existing infrastructure in place within the company's service areas.
Conference Call
Global Water Resources will hold a conference call to discuss its first quarter 2023 results tomorrow, followed by a question-and-answer period.

Date: Wednesday, May 3, 2023
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-844-825-9789
International dial-in number: 1-412-317-5180
Conference ID: 10178129
Webcast (live and replay): here

The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through May 17, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10178129
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 29 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually.

The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.

Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ 2022 Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.

To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including Adjusted Net Income, EBITDA, and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; (iv) disposal of assets; and (v) ICFA revenue recognition.
Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors a measure of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP measure, is included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and Tucson and the resulting potential for new service connections; future financial performance; regulatory and ACC proceedings and approvals, such as the anticipated benefits resulting from Rate Decision No. 78644, including our expected collective revenue increase due to new water and wastewater rates; acquisition plans and our ability to complete additional acquisitions and the expected future benefits; our dividend policy; population and growth projections; technologies; trends relating to our industry, market, population and job growth, and housing permits; liquidity; plans and expectations for capital expenditures; and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact, such as the efficacy of vaccines (particularly with respect to emerging strains of the virus). Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team

Media & ESG Contact:
Tim Randall
Tel (949) 432-7572
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Land	$1,480	$1,480
Depreciable property, plant and equipment	369,051	344,043
Construction work-in-progress	70,732	66,039
Other	697	697
Less accumulated depreciation	(134,512)	(124,522)
Net property, plant and equipment	307,448	287,737
CURRENT ASSETS:
Cash and cash equivalents	1,907	6,561
Accounts receivable — net	2,583	2,139
Customer payments in-transit	211	462
Unbilled revenue	2,674	2,557
Taxes, prepaid expenses, and other current assets	1,402	2,439
Total current assets	8,777	14,158
OTHER ASSETS:
Goodwill	10,929	4,957
Intangible assets — net	10,146	10,139
Regulatory asset	3,162	3,169
Restricted cash	1,144	1,001
Right-of -use asset	1,795	1,891
Other noncurrent assets	34	34
Total other assets	27,210	21,191
TOTAL ASSETS	$343,435	$323,086
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,690	$2,173
Accrued expenses	9,661	8,056
Customer and meter deposits	1,669	1,682
Long-term debt — current portion	3,833	3,833
Line of credit	3,500	—
Leases — current portion	498	505
Total current liabilities	20,851	16,249
NONCURRENT LIABILITIES:
Long-term debt	104,957	104,945
Long-term lease liabilities	1,509	1,616
Deferred revenue - ICFA	18,774	20,974
Regulatory liability	6,366	6,371
Advances in aid of construction	101,197	93,656
Contributions in aid of construction — net	33,730	26,404
Deferred income tax liabilities, net	6,685	5,949
Acquisition liability	3,103	1,773
Other noncurrent liabilities	882	755
Total noncurrent liabilities	277,203	262,443
Total liabilities	298,054	278,692
Commitments and contingencies (Refer to Note 15)
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 24,095,139 and 24,095,139 shares issued as of March 31, 2023 and December 31, 2022, respectively.	239	239
Treasury stock, 224,093 and 224,093 shares at March 31, 2023 and December 31, 2022, respectively.	(2)	(2)
Paid in capital	44,456	44,157
Retained earnings	688	—
Total shareholders' equity	45,381	44,394
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$343,435	$323,086

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
REVENUES:
Water services	$4,839	$4,348
Wastewater and recycled water services	6,021	5,681
Unregulated revenues	2,268	—
Total revenues	13,128	10,029

OPERATING EXPENSES:
Operations and maintenance	2,789	2,543
General and administrative	3,907	3,780
Depreciation and amortization	2,655	2,343
Total operating expenses	9,351	8,666
OPERATING INCOME	3,777	1,363

OTHER INCOME (EXPENSE):
Interest expense	(1,296)	(1,326)
Allowance for equity funds used during construction	299	—
Allowance for borrowed funds used during construction	128	121
Other - Net	423	1,074
Total other expense	(446)	(131)

INCOME BEFORE INCOME TAXES	3,331	1,232
INCOME TAX (EXPENSE)	(865)	(343)
NET INCOME	$2,466	$889

Basic earnings per common share	$0.10	$0.04
Diluted earnings per common share	$0.10	$0.04
Dividends declared per common share	$0.07	$0.07

Weighted average number of common shares used in the determination of:
Basic	23,871,046	22,649,215
Diluted	24,026,617	22,901,232

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	2,466	$889
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	286	498
Depreciation and amortization	2,655	2,343
Right of use amortization	113	—
Amortization of deferred debt issuance costs and discounts	11	11
(Gain) Loss on disposal of fixed assets	(11)	(8)
Provision for doubtful accounts receivable	19	26
Deferred income tax expense	738	151
Accounts receivable	(393)	41
Other current assets	1,181	(452)
Accounts payable and other current liabilities	1,225	74
Other noncurrent assets	82	20
Other noncurrent liabilities	(1,888)	1,778
Net cash provided by operating activities	6,484	5,371

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,540)	(6,169)
Cash paid for acquisitions, net of cash acquired	(6,246)	(85)
Net cash used in investing activities	(12,786)	(6,254)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(1,779)	(1,670)
Advances in aid of construction	202	1,076
Proceeds from stock option exercise	—	3
Principal payments under finance lease	(132)	(28)
Line of credit borrowings, net	3,500	—
Net cash provided by (used in) financing activities	1,791	(619)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(4,511)	(1,502)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	7,562	13,443
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	3,051	11,941

Supplemental disclosure of cash flow information:

	Three Months Ended March 31,
	2023	2022
Cash and cash equivalents	$1,907	$11,135
Restricted Cash	1,144	806
Total cash, cash equivalents, and restricted cash	$3,051	$11,941

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the three months ended March 31, 2023 and 2022 is as follows (in thousands):

	Three Months Ended March 31,
	2023	2022
Net Income (Loss)	$2,466	$889
Income tax expense (benefit)	865	343
Interest income	(5)	(2)
Interest expense	869	1,206
Depreciation and amortization	2,655	2,343
EBITDA	6,850	4,779
ICFA Revenue Recognition	(2,268)	—
Management option expense	43	45
Gain on disposal of assets	(11)	(8)
Restricted stock expense	255	344
EBITDA adjustments	(1,982)	382
Adjusted EBITDA	$4,868	$5,161

A reconciliation of net income (loss) to adjusted net income for the three months ended March 31, 2023 and 2022 is as follows (in thousands):

	Three Months Ended March 31,
	2023	2022
Net Income (Loss)	$2,466	$889
ICFA Revenue Recognition	(2,268)	—
Income tax benefit (expense) on items above	571	—
Adjusted Net Income	$769	$889

A reconciliation of basic earnings per share to adjusted basic earnings per share for the three months ended March 31, 2023, and 2022 is as follows (in thousands):

	Three Months Ended March 31,
	2023	2022
Basic earnings per common share	$0.10	$0.04
ICFA Revenue Recognition	$(0.10)	$—
Income tax benefit (expense) on items above	$0.03	$—
Adjusted basic earnings per common share	$0.03	$0.04
Weighted average number of common shares used in determination of:
Basic	23,871,046	22,649,215
A reconciliation of diluted earnings per share to adjusted diluted earnings per share for the three months ended March 31, 2023, and 2022 is as follows (in thousands):

	Three Months Ended March 31,
	2023	2022
Diluted earnings per common share	$0.10	$0.04
ICFA Revenue Recognition	$(0.09)	$—
Income tax benefit (expense) on items above	$0.02	$—
Adjusted diluted earnings per common share	$0.03	$0.04
Weighted average number of common shares used in determination of:
Diluted	24,026,617	22,901,232